Exhibit 10.01

ENTEK ENERGY LIMITED	Ground Floor, Canute House 15 Rheola Street West Perth Western Australia 6005 Telephone: +618 9213 4388 Facsimile: +618 9213 4399 ABN 43 108 403 425 Email: admin@entekenergy.com.au

Reference: 941 :0609/ETE/reb.L

23 June 2009

Mr. Paul Laird
President

New Frontier Energy, Inc.
1789 W. Littleton Blvd.
Littleton, CO 80120

Dear Sir

SUBJECT: Letter of Offer, dated June 23, 2009

Reference is made to our Letter of Offer, dated June 23, 2009, pursuant to which Entek Energy Limited (Entek”) has proposed to enter into a farmout agreement (through an Entek subsidiary) with New Frontier Energy, Inc. (NFEI”), as more fully detailed in the Letter of Offer (the “Proposed Transaction”). We are in receipt of your email, dated June 12, 2009, regarding the proposed timeline for operations. In view of the timeline you have set out, we are prepared to commit the resources necessary to complete our due diligence and to endeavor to negotiate definitive documents, subject to our board’s approval, within four weeks of execution of this letter by NFEI or a lesser period in the event negotiations are terminated by Entek by written notice to NFEI. The period of four weeks, or lesser period to termination by Entek, from the date of execution by NFEI of this letter is referred to herein as the “Due Diligence Period.”

Given the significant cost and expense that Entek will incur in connection with its due diligence and preparation of definitive documents, Entek requests that NFEI agree to negotiate exclusively with Entek with respect to the Proposed Transaction during the Due Diligence Period. Accordingly, we respectfully request that NFEI execute a counterpart of this letter in the space provided below to indicate its acceptance of the Letter of Offer and its agreement that, during the Due Diligence Period, none of NFEI, nor any of its directors, officers, employees, representatives, agents or advisors will, directly or indirectly, alone or with others, solicit, encourage or initiate any offer or proposal from, or engage in any discussions or negotiations with, or provide any information to, any person, entity or group (other than Entek and its representatives) concerning (i) a proposed farmout, sale, transfer or other disposition of all or any portion of NFEI’s oil and gas properties, or (ii) a merger or consolidation of NFEI with, or acquisition of NFEI by, any third party.

Should you have any questions, please do not hesitate to contact me. We look forward to working with you on the Proposed Transaction.

Very truly yours,

/s/ Russell E. Brimage
Russell F. Brimage
Director & Chief Executive Officer

Agreed to and Accepted this 23rd day of June, 2009.
New Frontier Energy, Inc.

By: /s/ Paul G. Laird
Name: Paul G. Laird
Title: President